Exhibit 10.1

LAKELAND INDUSTRIES, INC.

July 19, 2019

Mr. Allen Dillard
147 Mayo Road
New Hope, AL 35760

Dear Mr. Dillard:

The purpose of this letter is to confirm your employment with Lakeland Industries, Inc. on the following terms and conditions:

1.
THE PARTIES

This is an Agreement, effective as of August 12, 2019 (the “Effective Date”), between Allen Dillard, residing at 147 Mayo Road, New Hope, AL 35760 (hereinafter referred to as “you”), and Lakeland Industries, Inc., a Delaware corporation, with a principal place of business located at 3555 Veterans Memorial Highway, Suite C, Ronkonkoma, NY  11779-7410 (hereinafter the “Company”).

2.
TERM

The term of the Agreement shall be for an 18 month period, from the Effective Date through and including February 11, 2021.

3.
CAPACITY

You shall be employed in the capacity of Chief Financial Officer of Lakeland Industries, Inc. with such responsibilities and duties as may be assigned to you from time to time by the Company.

You agree to devote your full time and attention and best efforts to the faithful and diligent performance of your duties to the Company and shall serve and further the best interests and enhance the reputation of the Company to the best of your ability.

4.
COMPENSATION

As full compensation for your services, you shall receive the following from the Company:

(a)
A base annual salary of $240,000 payable bi-weekly (the “Base Salary”); and

(b)
A stock option, upon commencement of employment, to purchase 24,900 shares of common stock of the Company. Such option will be for a term of 10 years, be exercisable at the fair market value of the common stock on the date of grant, become exercisable as to 8,300 shares on each of the one year, two year and three year anniversaries of the grant date and be an “incentive” stock option to the extent permissible under the Internal Revenue Code of 1986, as amended (the “Code”); and

(c)
Participation, if and when eligible, in any of the Company’s pension plans, profit sharing plans, medical and disability plans and 401(k) plans when any such plans are or become effective; and

(d)
Such benefits as are provided from time to time by the Company to its officers and employees; provided however that your annual vacation shall be for a period of 3 weeks; and

(e)
Reimbursement for any dues and expenses incurred by you that are necessary and proper in the conduct of the Company’s business; and

(f)
Participation, as determined in the discretion of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), in the Company’s 2017 Equity Incentive Plan and any other restrictive stock, stock appreciation rights, stock option or other equity plans of the Company as may become effective; in this connection, it is intended that you will receive a prorated grant of restricted stock, pursuant to the Company’s LTIP program, at the time of next grant; and

(g)
In respect of the fiscal year ending January 31, 2020, a bonus for up to 20% of Base Salary, based upon such parameters, as determined by the Compensation Committee, in conjunction with consultation with you and thereafter, if determined in its sole discretion by the Compensation Committee, an annual bonus in such amount, and based upon such parameters (if any), as determined by the Compensation Committee (an “Annual Bonus”).

5.
NON-COMPETITION/SOLICITATION/CONFIDENTIALITY

During your employment with the Company and for one year thereafter, you shall not, either directly or indirectly, as an agent, employee, partner, stockholder, director, investor or otherwise, engage in a business that carries on a like business to the business conducted by the Company, in the market areas in which the Company generates sales.  You shall also abide by the Code of Ethics and other corporate governance rules of the Company.  You shall disclose prior to the execution of this Agreement (or later on as the case may be) all business relationships you presently have or contemplate entering into or enter into in the future that might affect your responsibilities or loyalties to the Company.

During your employment with the Company and for one year thereafter, you shall not, directly or indirectly, hire, offer to hire or otherwise solicit the employment or services of, any employee of the Company on behalf of yourself or any other person, firm or entity.

Except as may be required to perform your duties on behalf of the Company, you agree that during your employment with the Company and for a period of one year thereafter, you shall not, directly or indirectly, solicit, service, or accept business from any customers of the Company, on your own behalf or on behalf of any other person, firm or entity that carries on a like business to the business conducted by the Company.

Except as required in your duties to the Company, you shall not at any time during or after your employment, directly or indirectly, use or disclose any confidential or proprietary information relating to the Company or its business or customers which is disclosed to you or known by you as a consequence of or through your employment by the Company and which is not otherwise generally obtainable by the public at large. Confidential or proprietary information includes, but is not limited to, commercial relationships or contacts with specific or existing vendors, contractors, suppliers or clients; pricing information and methodology; compensation; customer lists; customer data and information; mailing lists and prospective customer information; financial and investment information; management and marketing plans; business strategy, technique and methodology; business models and data; processes and procedures; and Company provided files, software, code, reports, documents, manuals and forms used in the business which are treated as confidential to the business entity, in whatever medium provided or preserved, such as in writing or stored electronically.

In the event that any of the provisions in this Section 5 shall ever be adjudicated to exceed limitations permitted by applicable law, you agree that such provisions shall be modified and enforced to the maximum extent permitted under applicable law.

You understand and agree that the Company may not be adequately compensated by damages for a breach by you of any of the covenants and agreement contained in this Section 5, and that the Company shall, in addition to all other remedies, be entitled to injunctive relief and specific performance. You hereby affirmatively waive the requirement that the Company post any bond. Nothing herein contained will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages, and if the Company prevails, it shall also be entitled to the payment of any and all reasonable fees, disbursements, and other charges of the attorneys and collection agents, court costs, and all others costs of enforcement. Likewise, if you prevail, you shall also be entitled to the payment of any and all reasonable fees disbursements and other charges of the attorneys and collections agents, court costs, and all other costs of defense.

For purposes of this Section 5, the term the “Company” shall include all direct and indirectly owned subsidiaries of the Company.

6.
TERMINATION

You or the Company may terminate your employment prior to the end of the Term upon written notice to the other party in accordance with the following provisions:

(a)
Voluntary Termination. You may terminate your employment voluntarily at any time during the Term by providing the Company with 60 days prior written notice. If you do so, except for Good Reason (as defined below), you shall be entitled to receive from the Company your (i) accrued and unpaid Base Salary through the date of termination, (ii) any Annual Bonus earned for the year completed prior to the year of termination but not yet paid, and (iii) any other employee benefits generally paid by the Company up to the date of termination (collectively (i), (ii), and (iii), the “Accrued Obligations”).

(b)
Death.  This Agreement shall automatically terminate on the date of your death without further obligation to you other than for payment by the Company to your estate or designated beneficiaries, as designated in writing to the Company, of (i) the Accrued Obligations through the last day of the month in which your death occurs, and (ii) a pro-rata portion of the Annual Bonus, if any, for the year of termination up to and including the date of death which shall be determined in good faith by the Compensation Committee. Your estate or beneficiaries, as applicable, shall also be entitled to all other benefits generally paid by the Company on an employee’s death.

(c)
Disability.  This Agreement and your employment shall terminate without any further obligation to you if you become “totally disabled” (as defined below) other than for payment by the Company of (i) the Accrued Obligations though the last day of the month in which you are deemed to be totally disabled and (ii) a pro-rata portion of the Annual Bonus, if any, for the year of termination up to and including the date you are deemed to be totally disabled as determined in good faith by the Compensation Committee.

You shall be deemed to be “totally disabled” if you are unable, for any reason, to perform any of your duties and obligations to the Company, with or without a reasonable accommodation, for a period of 90 consecutive days or for periods aggregating 120 days in any period of 180 consecutive days.

(d)
Cause.  The Company may terminate your employment at any time for “Cause” (as defined below) and this Agreement shall terminate immediately with no further obligations to you other than the Company shall pay you, within thirty days of such termination, the Accrued Obligations up to the date of such termination for Cause.

(e)
Termination by the Company Without Cause or by you for Good Reason.  If, during the Term, the Company terminates your employment without Cause or you terminate your employment for Good Reason (as defined below), in either case, other than within 18 months after a Change in Control (which is covered by Subsection (f) below), you shall be entitled to receive from the Company, subject to your continued compliance with the restrictive covenants contained in Section 5 hereof and your execution and non-revocation of a release of claims substantially in the form attached hereto as Annex A, (i) the Accrued Obligations payable within 15 days after the date of termination (or, in the case of the prior year’s Annual Bonus, if any, at such time such bonus is payable pursuant hereto), (ii) an additional 12 months of your then current Base Salary, payable in equal monthly installments beginning with the first payroll date after the date on which the release of claims becomes effective and can no longer be revoked, and (iii) a pro rata portion of the Annual Bonus, if any, for the year of termination up to and including the date of termination which shall be determined in good faith by the Compensation Committee and paid at such time as such bonus is payable pursuant hereto.

(f)
Termination by the Company Without Cause or by you for Good Reason within 18 Months After a Change in Control. If, during the Term, the Company terminates your employment without Cause or you terminate your employment for Good Reason, in either such case, within 18 months after a Change in Control (as defined below), you shall be entitled to receive from the Company, subject to your continued compliance with the restrictive covenants contained in Section 5 hereof and your execution and non-revocation of a release of claims substantially in the form attached hereto as Annex A, (i) the Accrued Obligations payable within fifteen days after termination (or, in the case of the prior year’s Annual Bonus, if any, at such time such bonus is payable), (ii) a lump sum amount equal to 24 months of Base Salary in effect as of the date of termination of employment or the year immediately prior to the Change in Control, whichever is higher, and (iii) two times a target bonus amount, if any, in effect as of the date of termination of employment. The severance payments under sub-paragraphs (ii) and (iii) hereof shall be paid with the first payroll date after the date on which the release of claims becomes effective and can no longer be revoked.

(g)
Notwithstanding the foregoing, if your severance payments payable hereunder constitute nonqualified deferred compensation subject to 409A of the Code and the period in which you must execute the release begins in one calendar year and ends in another, the severance payments will be made in the later calendar year.

(h)
For purposes of this Agreement:

(i)
“Cause” shall mean termination based upon: (A) your failure to substantially perform your material duties and responsibilities with the Company, after a written demand for such performance is delivered to you by the Company, which identifies the manner in which you have not performed your duties or responsibilities and a cure period of 60 days, (ii) your commission of an act of fraud, theft, misappropriation, dishonesty or embezzlement, (iii) your conviction for a felony or pleading nolo contendere to a felony, (iv) your willful and continuing failure or refusal to carry out, or comply with, in any material respect any reasonable directive of the Chief Executive Officer or the Board of Directors of the Company consistent with the terms of this Agreement, or (v) your material breach of any provision of this Agreement.

(ii)
“Good Reason” shall mean the occurrence of any of the following events without your prior written consent:

(A)
the failure of the Company to pay your Base Salary or Annual Bonus, if any, when due and if earned, other than an inadvertent administrative error or failure, within 10 days of receipt of notice by you,

(B)
a material diminution in your authority or responsibilities from those described herein,

(C)
any material breach of this Agreement by the Company, or

(D)
a failure of the Company to have any successor assume in writing the obligations under this Agreement.

(iii)
“Change in Control” shall mean the occurrence of any of the following events during the Term:

(A)
any Person (which for purposes of this Section 6(h)(iii) shall include natural persons, partnerships, corporations and any other entities), or more than one Person acting as a group (as the term “group” is contemplated for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (“Group”), acquires ownership of stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value and total voting power of the stock of the Company; provided, however, that for purposes of this subsection (A), the following acquisitions shall not be deemed to result in a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company or an affiliate of the Company, or (3) any acquisition by (x) any employee benefit plan (or related trust) intended to be qualified under Section 401(a) of the Code or (y) any trust established in connection with any broad-based employee benefit plan sponsored or maintained, in each case, by the Company or any corporation controlled by the Company (collectively (1), (2) and (3), the “Exempt Acquisitions”);

(B)
any Person, or more than one Person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30% or more of the total voting power of the Company’s stock; provided, however, that none of the Exempt Acquisitions shall constitute a Change in Control.

(C)
individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person or group other than the Board; or

(D)
a Person, or more than one Person acting as a Group (other than a subsidiary or an affiliate of the Company), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets of the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all assets of the Company immediately before such acquisition(s).

Notwithstanding the foregoing, a Change in Control shall not include any event, circumstance or transaction that results from an action of any Person or group which includes, is affiliated with or is wholly or partly controlled by one or more executive officers of the Company and in which you participate directly or actively (other than a renegotiation of your employment arrangements or in your capacity as an employee of the Company or any successor entity thereto or to the business of the Company).

7.
NOTICES

Any notices required to be given under this Agreement shall, unless otherwise agreed to by you and the Company, be in writing and by certified mail, return receipt requested and mailed to the Company at its offices at 202 Pride Lane SW, Decatur, Alabama 35603, or to you at your home address at 147 Mayo Road, New Hope, AL 35760 or at such other address as may be provided by the Company or you.

8.
ASSIGNMENT AND SUCCESSORS

The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors of the Company.  This Agreement may not be assigned by the Company unless the assignee or successor (as the case may be) expressly assumes the Company’s obligations hereunder in writing.  In the event of a successor to the Company or the assignment of the Agreement, the term “Company” as used herein shall include any such successor or assignee.

10.
WAIVER OR MODIFICATION

No waiver or modification in whole or in part of this Agreement or any term or condition hereof shall be effective against any party unless in writing and duly signed by the party sought to be bound.  Any waiver of any breach of any provision hereof or right or power by any party on one occasion shall not be construed as a waiver of or a bar to the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

10.
SEPARABILITY

Any provision of this Agreement which is unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without effecting the remaining provisions hereof, which shall continue in full force and effect.  The unenforceability or invalidity of any provision of the Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.
GOVERNING LAW AND ARBITRATION

This Agreement shall be interpreted and construed in accordance with the laws of the State of New York without regard to its choice of law principles.  Any dispute, controversy or claim of any kind arising under, in connection with, or relating to this Agreement or your employment with the Company shall be resolved exclusively by binding arbitration.  Such arbitration shall be conducted in New York City in accordance with the rules of the American Arbitration Association (“AAA”) then in effect.  The costs of the arbitration (fees to the AAA and for the arbitrator(s)) shall be shared equally by the parties, subject to apportionment or shifting in the arbitration award.  In addition, the prevailing party in arbitration shall be entitled to reimbursement by the other party for its reasonable attorney’s fees incurred.  Judgment may be entered on the arbitration award in any court of competent jurisdiction.

12.
ENTIRE AGREEMENT

This Agreement and the Annex hereto constitutes the entire agreement between the parties hereto with respect to the matters referred to herein.

13.
HEADINGS

The headings contained in this Agreement are for convenience only and shall not effect, restrict or modify the interpretation of this Agreement.

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AGREED AND ACCEPTED:

By:
/s/ Allen Dillard
Allen Dillard

Date:
July 19, 2019

Lakeland Industries, Inc.

By:
/s/ Christopher J. Ryan

Christopher J. Ryan, CEO and President

Date:
July 19, 2019